EXECUTION VERSION

BLOCK TRADE PURCHASE AGREEMENT
December 13, 2024
829,715 shares of Common Stock of Garrett Motion Inc.
This agreement dated December 13, 2024 sets out the terms under which Garrett Motion Inc. (“Garrett”, the “Issuer” or “Buyer”) will purchase 829,715 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”) of the Issuer from Centerbridge Credit Partners Master, L.P. (the “Seller”).

1.	Purchase and Sale

Subject to the terms and conditions of this agreement (the “Agreement”), Seller agrees as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances (other than those that may exist pursuant to the organizational documents of the Issuer or those arising under applicable securities laws) and Buyer agrees to purchase (the “Repurchase”) and pay for the Shares at a price of $8.90 per Share for a total consideration of $7,384,463.50 (the “Purchase Price”).

2.	Closing
(a)
On December 17, 2024 or at such other time and/or date as Seller and Buyer may agree (the “Closing Date”), Buyer shall pay to Seller the Purchase Price for the Shares by transfer to Seller to an account designated by Seller on the Closing Date.  Seller shall transfer the Shares to an account designated by Buyer.  Such delivery shall be effected by Seller by providing Buyer with either (a) proof that it has initiated a DWAC deposit through the DTC system to an account designated by Buyer, or (b) duly executed instruments of transfer or assignment (with all necessary and appropriate medallion guaranties), no later than 12:00 p.m., New York City time, on the Closing Date, and by Buyer then upon receipt of such proof promptly providing evidence to Seller that it has initiated a wire of the Purchase Price to an account designated by Seller.

(b)
Seller undertakes with Buyer that it will bear and pay any stamp or other duties or taxes on or in connection with the sale and transfer of the Shares to be sold by Seller and the execution and delivery of this Agreement and any other tax payable by Seller in connection with the transaction contemplated hereby.

3.	Expenses

(a)	Seller and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).
4.	Representations, Warranties and Covenants

(a)	Seller represents and warrants to Buyer as follows:
(i)
that as of the date hereof, other than the shares of Common Stock listed on Schedule A hereto, neither Seller nor any of its affiliates holds any shares of Common Stock or any securities convertible into or exchangeable for or carrying rights to acquire Common Stock,

(ii)
that Seller is the holder and legal and beneficial owner of the Shares free from all liens, charges and other encumbrances (other than those that may exist pursuant to the organizational documents of the Issuer or those arising under applicable securities laws),

(iii)	that Seller has the power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares,
(iv)
that the execution, delivery and performance of this Agreement has been duly authorized by Seller and upon execution and delivery of the Agreement by the Buyer and the Seller will constitute a legal, valid and binding obligation of Seller,

(v)
that the execution, delivery and performance of this Agreement by Seller (a) will not infringe any law or regulation applicable to Seller and (b) is not and will not be contrary to the provisions of the constitutional documents of Seller and (c) and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound, except in the case of (a) and (c) for such that would not, individually or in the aggregate, result in a material adverse effect on Seller’s ability to enter into and consummate the transactions contemplated by, this agreement,

(vi)
so far as the Seller is aware, that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and

(vii)
that all consents and approvals of any court, government department or other regulatory body required by Seller for the offering of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.

(viii)
Seller acknowledges and agrees that neither the Buyer nor any of their representatives has made or will be deemed to have made (and the Seller is not relying on) any express or implied representation or warranty regarding the transactions contemplated by this Agreement, either written or oral, except as expressly set forth in Section 4(b) of this Agreement.

(b)	Buyer represents and warrants to Seller as follows:
(i)	that Buyer has the power and authority to purchase the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares,
(ii)
that the execution, delivery and performance of this Agreement has been duly authorized by Buyer and upon execution and delivery of the Agreement by the Buyer and the Seller will constitute a legal, valid and binding obligation of Buyer, Buyer has taken all such actions as are required to cause the exemption of the transaction contemplated hereby under Rule 16b-3(e) of the Securities Exchange Act of 1934, as amended.

(iii)
that the execution, delivery and performance of this Agreement by Buyer (a) will not infringe any law or regulation applicable to Buyer and (b) is not and will not be contrary to the provisions of the constitutional documents of Buyer and (c) and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Buyer is a party or by which it or its property is bound, except in the case of (a) and (c) for such that would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to enter into and consummate the transactions contemplated by, this Agreement,

(iv)
so far as the Buyer is aware, that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and

(v)
that all consents and approvals of any court, government department or other regulatory body required by Buyer for the purchase of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.

(vi)
Buyer acknowledges and agrees that neither the Seller nor any of their representatives has made or will be deemed to have made (and the Buyer is not relying on) any express or implied representation or warranty regarding the transactions contemplated by this Agreement, either written or oral, except as expressly set forth in Section 4(a) of this Agreement.

(c)
For U.S. federal (and applicable state and local) income tax purposes, the Buyer and Seller agree to treat the Repurchase as a distribution described in Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). No party shall take any position inconsistent with the foregoing on any tax return or with any governmental authority, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state or local tax law).

(d)
Neither Buyer nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)
Seller and Buyer each covenant with each other that it will keep the other party indemnified against any losses, liabilities, costs, claims, actions and demands which it may incur, or which may be made against it as a result of in relation to any actual or alleged misrepresentation in or breach of any of the above representations, warranties or covenants and will reimburse the other party for all reasonable and documented costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim; provided, however, that in no event shall any indemnity under this Section 4(e) exceed the net proceeds from the sale of the Shares received by the Seller pursuant to this Agreement.

(f)
The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or Seller or completion of this Agreement until the date that is eighteen months after the Closing Date. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto acknowledges and agrees that, other than the Seller and Buyer, as applicable, solely to the extent provided herein, no recourse under this Agreement shall be had against any former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, equity owners, controlling persons or affiliates of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity owner, or controlling person of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “No Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of the Sellers or the Buyer, as applicable, under this Agreement or any agreements, documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

5.	Conditions to Closing

The obligations of each of Buyer and Seller hereunder shall be subject, to the condition that all representations and warranties and other statements of the other party are, and as of the Closing Date will be, true and accurate, in all but de minimis respects with respect to section 4(a)(i) only, and otherwise in all respects.

6.	Withholding

Notwithstanding any other provision in this Agreement, Buyer and any other applicable withholding agent shall have the right to deduct and withhold any required taxes from any payments to be made hereunder. Seller acknowledges that Buyer shall be required under applicable law to withhold on payments made under this Agreement and remit payments to the applicable tax authority to the extent that Seller does not provide to Buyer (x) a duly completed and executed IRS Form W-9 or (y) a duly completed and executed appropriate IRS Form W-8 establishing a complete exemption from withholding.  To the extent that amounts are so withheld and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made.

7.	Law and jurisdiction

This Agreement is governed by the laws of the State of New York as applied to contracts to be performed wholly within the State of New York.  Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.  Each party certifies (i) that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement, in reliance on, among other things, the mutual waivers and certifications in this section.

8.	Notices and Integration

This Agreement shall reflect the entire agreement between the parties, and there are no other terms other than those reflected in it, whether based on email or oral communications.

Any notice or notification in any form to be given by the Seller is to be sent by facsimile or electronic transmission, addressed to the Buyer and using the following address and facsimile number or email address, as applicable:

Notice for the Buyer:

Garrett Motion, Inc. La Pièce 16 Rolle Switzerland 1180 jerome.maironi@garrettmotion.com

With copy to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 jkennedy@paulweiss.com

Any such notice shall take effect at the time of dispatch.

9.	Miscellaneous

	(a)	Time shall be of the essence of this Agreement.

	(b)	The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.

(c)
In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof.  Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller.
Yours faithfully, GARRETT MOTION, INC.

By:	/s/ Jerome Maironi
Name: Jerome Maironi
Title: SVP & General Counsel

[Signature Page to Block Trade Purchase Agreement]

Agreed to and accepted by Seller: Centerbridge Credit Partners Master, L.P.

By:	/s/ Vivek Melwani
Name: Vivek Melwani
Title: Authorized Signatory

[Signature Page to Block Trade Purchase Agreement]

Appendix A

Ownership of Common Stock

Record Owner	Shares of Common Stock
Centerbridge Credit Partners Master, L.P.	11,243,693
Centerbridge Special Credit Partners III-Flex, L.P.	26,821,690